Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY ANNOUNCES RELOCATION OF CORPORATE HEADQUARTERS TO NORTHWEST FLORIDA

New Location in the Center of Company’s West Bay Sector Plan Development

Jacksonville, Florida – March 17, 2009 – The St. Joe Company (NYSE: JOE) today announced plans to move its corporate headquarters to its large-scale development project adjacent to the new Northwest Florida Beaches International Airport in Bay County. The new location, surrounded by some of the Company’s most valuable land holdings, will enable the Company to build on its real estate and economic development successes in the Northwest Florida region.

St. Joe’s new headquarters will be located within Phase I of the Company’s West Bay Sector Plan development near the entrance of the new international airport which is scheduled to open in May 2010. The new offices will provide the Company with a location central to its numerous residential communities and commercial properties under development, as well as Company lands slated for new business and development opportunities in the region.

The Company will be consolidating offices from Jacksonville, Tallahassee, Port St. Joe and South Walton County into the new location. Construction of the approximately 50,000 square foot Class A multi-tenant office building is scheduled to begin this summer, with relocation of the Company’s headquarters and personnel to be completed by the summer of 2011.

“This move is a very important step in the evolution of The St. Joe Company, and we are excited about expanding our relationships with the people of Northwest Florida,” said Britt Greene, President and CEO. “At the same time we are very grateful for our 75-year relationship with the City of Jacksonville. There are many friends and supporters in the area that have played an integral part in the growth and success of the Company throughout the years. We will remain forever thankful for their contributions and support.”

“The relocation represents a new phase for our Company where we will be able to closely align our resources in an area that we have been actively involved in developing for the past 12 years,” continued Greene. “Furthermore, we expect to capitalize on the many significant business and economic development opportunities that we see emerging as the region continues to evolve into not only one of the nation’s top ranked vacation destinations, but one of the nation’s newest business and technology corridors.”

About St. Joe

The St. Joe Company, a publicly held company currently based in Jacksonville, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q.

© 2010, The St. Joe Company. “St. Joe,” “JOE” and the
“Taking Flight” design are service marks of The St. Joe Company.

St. Joe Investor Contact:
David Childers
904.301.4302
dchilders@joe.com

St. Joe Media Contact:
James McCusker – ICR, LLC.
203.682.8245
jmccusker@icrinc.com